UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20509

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

September 28, 2015

Date of Report

(Date of earliest event reported)

THAT MARKETING SOLUTION, INC.

 (Exact name of registrant as specified in its charter)

NEVADA	333-184795	99-0379615
(State or other jurisdiction of incorporation or organization)	Commission File Number	(I.R.S. Employer Identification No.)

4535 South 2300 East, Suite B

Salt Lake City, Utah  84117

 (Address of Principal Executive Offices)

(866) 731-8882

Registrant's Telephone Number

N/A

Former name or former address, if changed since last report

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

[ ] Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[ ] Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[ ] Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[ ] Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01.  Entry into a Material Definitive Agreement.

Effective as of September 28, 2015, That Marketing Solution, Inc., a Nevada corporation (the “Company”), entered into an Amendment agreement (the “Amendment”) by which the Company and R-Squared Partners, LLC, a Delaware limited liability company (“R-Squared”), which is the holder of the Company’s Convertible Promissory Note dated March 20, 2015, in the principal amount of $137,500 (the “Note”) agreed to amend the conversion terms of the Note as follows:

•

Upon delivery by R-Squared of any Notice of Conversion on or before October 20, 2015, the Company may elect to effect such conversion in accordance with the terms of the Note, or may, in its discretion, redeem the amount of the Note to be converted pursuant to such Notice of Conversion (the “Subject Amount”) by the payment of cash in the amount that is equal to the Subject Amount multiplied by 0.80.  Such amount shall be paid not later than the required time for delivery of Conversion Shares as set forth in the Note.

•

With respect to any conversions of the Note on or before October 20, 2015, the Fixed Conversion Price shall be deemed to be $0.13 per share.  Following October 20, 2015, the Conversion Price shall be the lower of:  (i) the Fixed Conversion Price, as amended; or (ii) 50 percent multiplied by the lowest bid price of the Company’s common stock during the 10 consecutive Trading Date period immediately preceding the Trading Day that the Company receives a Notice of Conversion.  The Conversion Price adjustment with respect to a Primary Offering as set forth in Section 1.2 of the Note shall remain in full force and effect.

With the exception of these matters, all other terms of the Note and related loan documents remain in full force and effect.

Item 9.01  Financial Statements and Exhibits.

(d)  Exhibits.

Exhibit No.

Description

10

Amendment

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

THAT MARKETING SOLUTION, INC.,

a Nevada corporation

Dated:  October 8, 2015

By /s/ Darren Lopez

Darren Lopez, CEO